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                                                                   Exhibit 10(i)

March 1, 2002

Ms. Cecily A. Ward
7904 Hackamore Drive
Potomac, Maryland  20854

Dear Cecily:

         This letter agreement will set forth the terms of the termination of your employment with Federal Realty Investment Trust (the "Trust"):

         1. Your employment is being terminated without cause pursuant to the Severance Agreement dated December 31, 1994 between you and the Trust (the "Severance Agreement"). You will continue to work full-time as a Vice President through the Termination Date (as defined in the last sentence of this paragraph), at your most recently approved annual base salary rate. During the period from the date hereof through the Termination Date (the "Transition Period"), you will continue to perform your current duties and work to transition your duties to Larry Finger, Ken Shoop and other Trust personnel as appropriate. It is anticipated that you will continue to work for the Trust through August 31, 2002, but you will meet with Don Wood on a monthly basis to discuss your employment situation and you may depart prior to that date if you wish; similarly, your employment may be extended on a month-to-month basis through the end of the year if you and Don Wood jointly so agree. The final day of your employment as determined in accordance with this paragraph will be referred to hereinafter as the "Termination Date". If the Trust determines to terminate your employment prior to August 31, 2002, the Termination Date will be considered to be August 31, 2002 for all purposes (including but not limited to payment of salary, bonus, benefits and vesting of options).

         2. You will continue to receive full benefits, and to accrue vacation, sick leave and personal leave, through the Termination Date. You will, of course, continue to pay the premiums and any other costs of your benefits in the same dollar amounts that you were required to pay prior to the Transition Period (plus any increase that may be assessed on Trust employees during the Transition Period). For purposes of COBRA continuation coverage, you will be deemed to have experienced a "qualifying event" on the Termination Date. You will be paid for all accrued vacation as of the Termination Date.

         3. You will be eligible for a bonus for 2002, equal to 40% of your most recently approved annual base salary rate divided by 12 (40% x $190,000 /12, or $6,333), times the number of whole or partial calendar months during which you are employed by the Trust in 2002. For example, if the Termination Date is September 15, 2002, your bonus will be $6,333 x 9, or $56,997.

         4. The Trust will make a severance payment to you in the amount of $407,054 pursuant to Section 3(d) of your Severance Agreement. You agree that the above amount is the correct amount payable under that section of your Severance Agreement. Your severance

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Ms. Cecily A. Ward
March 1, 2002
Page 2

payment will be payable in a lump sum within five (5) days after the date on which this letter agreement becomes effective and enforceable (i.e., within five
(5) days after the expiration of the revocation period referred to in paragraph 11 below without your having revoked this letter agreement).

         5. You will remain eligible for continued vesting of your stock options through the Termination Date, at which time options outstanding and scheduled to vest during the succeeding 18 months will vest on an accelerated basis. You will receive the benefits and perquisites described in Sections 3(e), (g), (h) and
(i) of the Severance Agreement, as well as the accelerated vesting provided for under the various restricted share award agreements between you and the Trust, effective on the Termination Date. Notwithstanding the previous sentence, the Trust will make available the outplacement services described in Section 3(h) of the Severance Agreement during the Transition Period if you so request.

         6. The Trust may withhold from any amounts payable under this letter agreement, and pay over to the appropriate authority, all federal, state, county, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         7. You understand and acknowledge that the payments provided for in this letter agreement are the only payments to which you will be entitled and that they exceed the payments and benefits to which you were otherwise entitled. In consideration of these payments, you agree that you will not be entitled to collect unemployment compensation. You acknowledge and recognize that in agreeing to provide you with the payments provided under this letter agreement, the Trust in no way admits any wrongdoing or liability to you arising out of any basis, including but not limited to your employment and/or ending of employment with the Trust.

         8. You acknowledge that the Trust's business reputation in the real estate industry and the morale of its employees are of great value to the Trust. Thus, in consideration of the payments provided under this letter agreement, you agree that (a) you will not disparage the Trust, its affiliates or its and their officers, directors, trustees or employees, and (b) you will comply with all the terms and conditions of the confidentiality letter you executed as a condition of employment with the Trust (a copy of which is attached to this letter agreement as Attachment A) and you will not divulge and will keep confidential all proprietary and private information regarding the Trust which was made known to you during your employment.

         The Trust acknowledges your reputation and its great value to you. The Trust agrees that neither it nor its officers, directors, trustees, or agents will disparage your work performance or ethic or your integrity, or otherwise comment upon you unfavorably; and that neither it nor its officers, directors, trustees, or agents will make or publish, without your express prior written consent, any disparaging written or oral statement concerning you or your work performance or ethic or your integrity.

         9. You agree to return to the Trust on or before the Termination Date all items containing proprietary information or trade secrets and any other property belonging to the Trust.

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Ms. Cecily A. Ward
March 1, 2002
Page 3

         10. In consideration of the mutual promises of the parties and of the payments and other benefits promised herein by the Trust, you agree to release the Trust, all affiliated companies, and all employees, representatives, officers, trustees and directors of those entities of any and all claims or causes of action which you could assert arising, directly or indirectly, out of, or in any way connected with, based upon, or related to your employment by the Trust or your retirement under all statutes, laws, and regulations, whether, federal, state or local by executing a Release (in the form attached to this letter agreement as Attachment B) simultaneously with the execution of this letter agreement, and the Release shall be attached to and form a part of this letter agreement. Furthermore, the Trust's obligations under this letter agreement shall be subject to the Trust's receipt from you of a second Release, in the same form as the Release attached to this letter agreement as Attachment B, dated and effective as of the Termination Date.

         11. You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, that you have seven (7) days from the date you sign this letter agreement in which to revoke it, and that this letter agreement will not be effective or enforceable until after the seven-day revocation period ends without your revocation of it. Revocation can be made by delivery of a written notice of revocation to Nancy Herman, Senior Vice President - General Counsel, on or before the seventh calendar day after you sign this letter agreement.

         12. This letter agreement (i) supersedes all other agreements between you and the Trust with regard to the subject matter hereof (including but not limited to the Executive Agreement dated March 24, 1989 between you and the Trust, which is rendered null and void and is terminated hereby), (ii) will be governed by and interpreted under the laws of Maryland, and (iii) will become final and binding on both parties only upon full execution by both parties, your execution of the Release and the passage of the seven-day revocation period without your revocation.

         Cecily, words cannot express the amount of respect and gratitude I have for the tremendous hard work, leadership and inspiration you have given the Trust each and every day of the past fifteen years. On behalf of myself, the other officers and employees of the Trust, and the Board of Trustees, I want to wish you all the best as you begin this next chapter of your life.

WITNESS:                            FEDERAL REALTY INVESTMENT TRUST


______________________________      By: ________________________________________
                                        Steven J. Guttman
                                        Chairman and Chief Executive Officer

WITNESS:

______________________________      ____________________________________________
                                    Cecily A. Ward
                                    Date of Signature: _________________________




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                                                                    ATTACHMENT B
                                                                    ------------

                                     RELEASE
                                     -------

This Release, entered into and effective for all purposes as of this ____ day of __________, 2002, between Cecily A. Ward ("Employee") and Federal Realty Investment Trust ("Employer"),

         KNOW ALL MEN BY THESE PRESENTS THAT:

         A. In consideration of Employer's agreement to make the payments and to provide other benefits to Employee as set forth in a letter agreement dated March 1, 2002, the receipt and sufficiency of which are hereby acknowledged, Employee hereby irrevocably and unconditionally releases, remits, acquits, and discharges Employer and any affiliate of Employer and its present and former officers, Trustees, agents, employees, contractors, successors and assigns (separately and collectively "releasees"), jointly and individually, from any and all claims, known or unknown, which Employee, her heirs, successors or assigns have or may have against releasees and any and all liability which the releasees may have to her whether called claims, demands, causes of action, obligations, damages or liabilities arising from any and all basis, however called, including but not limited to claims of discrimination under any federal, state or local law, rule or regulation. This release relates to claims known or unknown arising prior to and during Employee's employment by Employer, whether those claims are past or present, whether they arise from common law, contract or statute, whether they arise from labor laws or discrimination laws, or any other law, rule or regulation, provided, however, that this release does not apply to any rights or claims that may arise after the date of this Release. Employee specifically acknowledges that this release is applicable to any claim under the CIVIL RIGHTS ACT OF 1964, as amended, the AGE DISCRIMINATION IN EMPLOYMENT ACT, as amended, and/or the AMERICANS WITH DISABILITIES ACT. This release is for any relief, no matter how called, including but not limited to reinstatement, wages, back pay, front pay, severance pay, compensatory damages, punitive damages or damages for pain or suffering, or attorney fees.

         B. Subject to Paragraph D. below, Employer and its successors and assigns hereby irrevocably and unconditionally release, remit, acquit, and discharge Employee from any and all claims, known or unknown, which Employer has or may have against Employee and any and all liability which Employee may have to it whether called claims, demands, causes of action, obligations, damages or liabilities arising from any and all basis, however called. This release relates to claims known or unknown arising prior to and during Employee's employment by Employer, whether those claims are past or present, whether they arise from common law, contract or statute, whether they arise from labor laws or discrimination laws, or any other law, rule or regulation, provided, however, that this release does not apply to any rights or claims that may arise after the date of this Mutual Release. This release is for any relief, no matter how called, including but not limited to compensatory damages, punitive damages or damages for pain or suffering, or attorney fees.

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         C. Employee represents that she has not filed any administrative or judicial claim or complaint against releasees. Employer represents that it has filed no administrative or judicial claim or complaint against Employee.

         D. This Release shall be and remain in effect despite any alleged breach of the letter agreement or the discovery or existence of any new or additional fact or any fact different from that which Employee or Employer or their counsel now know or believe to be true. Notwithstanding the foregoing, nothing in this Release shall be construed as or constitute a release of Employee's or Employer's rights to enforce the terms of the letter agreement, or to seek relief, including but not limited to any damages, for any breach of the letter agreement.

         E. Employee acknowledges that she has read the foregoing Release; that she has had a right to consult an attorney, and has been encouraged by the Employer to review this Release with an attorney; that she has been given a period of not less than 21 days in which to consider this Release; that she understands it; and that she accepts and agrees to all the provisions contained herein. Employee understands that this Release sets forth the entire understanding of the parties, and she acknowledges that she has not relied upon any other representations or promises in entering into this Release.

         Employee may revoke this Release at any time during the seven days immediately following her execution of the Release, after which time the Release shall be irrevocable and enforceable in any court of competent jurisdiction.

         IN WITNESS WHEREOF, the parties have executed this Release as of the date first above written.

                                     ___________________________________________
                                     Cecily A. Ward

                                     FEDERAL REALTY INVESTMENT TRUST

                                     By: _______________________________________
                                     Title: